FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.NAME AND ADDRESS OF REPORTING PERSON    2.ISSUER NAME AND TICKER OR TRADING
  Fin-West Group                            SYMBOL
  3230 Fallow Field Drive                   First Mortgage Corporation (FMOR)
  Diamond Bar, CA 91765

3.IRS OR SOCIAL SECURITY NUMBER OF        4.STATEMENT FOR MONTH/YEAR
  REPORTING PERSON (VOLUNTARY)              June 1997
  n/a

5.IF AMENDMENT, DATE OF ORIGINAL          6.RELATIONSHIP OF REPORTING PERSON
  (MONTH/YEAR)                              PERSON TO ISSUER (CHECK ALL
  n/a                                       APPLICABLE)
                                            10% Owner

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED.
1.TITLE OF  2.TRANSACTION 3.TRANSACTION 3.TRANSACTION 4.SECURITIES 4.SECURITIES 4.SECURITIES 5.AMOUNT OF    6.OWNERSHIP 7.NATURE
  SECURITY    DATE          CODE          CODE          ACQUIRED     ACQUIRED     ACQUIRED     SECURITIES     FORM:       OF IN-
  (INSTR.3)   MONTH/DAY     (INSTR.8)     (INSTR.8)     (A) OR       (A) OR OR    (A) OR       BENEFICIALLY   DIRECT OR   DIRECT
              YEAR                                      DISPOSED     DISPOSED     DISPOSED     OWNED AT       INDIRECT    BENE-
                                                        OF (D)       OF (D)       OF (D)       END OF         (I)         FICIAL
                                                        (INSTR.3,    (INSTR.3,    (INSTR.3,    MONTH          (INSTR.4)   OWNER-
                                                        4, AND 5)    4, AND 5)    4, AND 5)    (INSTR.3                   SHIP
                                                                                               AND 4)                     (INSTR.4)
                            CODE          V             AMOUNT       (A) OR (D)   PRICE
  COMMON
  STOCK        06/11/97     P                           5000          A           4.125        4,776,275      D


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
[CAPTION]

n/a